Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:

Mindy Lowe

Esperion Therapeutics, Inc.

734.887.3903

mlowe@esperion.com

Esperion Therapeutics Provides Further Updates on ETC-1002 Global Phase 3 Strategy Following Receipt of End-of-Phase 2 Meeting Minutes

Conference Call and Webcast on Monday, September 28, 2015 at 5:00 p.m. Eastern Time

Ann Arbor, Mich., — (Marketwired — 09/28/15) — Esperion Therapeutics, Inc. (NASDAQ: ESPR), a pharmaceutical company focused on developing and commercializing a first-in-class, oral therapy for low-density lipoprotein cholesterol (LDL-C) lowering for the treatment of patients with hypercholesterolemia, provided an update on the design and timing of its planned pivotal Phase 3 clinical development program following receipt of the official End-of-Phase 2 Meeting Minutes from the U.S. Food and Drug Administration (FDA).

Esperion plans to conduct multiple Phase 3 clinical trials that will separately evaluate patients with statin intolerance, as well as patients who are inadequately treated despite maximally tolerated statin therapy. This dual strategy will leverage the profile of ETC-1002 to differentiate the drug in the statin intolerant patient population, while also preserving the opportunity to develop the drug as an add-on to maximally tolerated statin therapy.

For statin intolerant patients who have a high unmet medical need, Esperion is working with key opinion leaders and will continue to seek advice from global regulatory authorities on the design of the Phase 3 program. Specifics of the Phase 3 development program are anticipated to be finalized by the first half of 2016.

For patients on maximally tolerated statin therapy who require additional LDL-C lowering, Esperion will plan to conduct efficacy and long-term safety trials. FDA has encouraged the Company to initiate a cardiovascular outcomes trial promptly, which would be well underway at the time of the New Drug Application submission and review, since any concern regarding the benefit/risk assessment of ETC-1002 could necessitate a completed cardiovascular outcomes trial before approval. Esperion intends to initiate a global long-term safety study for ETC-1002 by the end of 2015.

“Our entire team is focused on delivering a Phase 3 program that will meet the approval requirements of major regulatory agencies around the world,” said Tim M. Mayleben, president and chief executive officer of Esperion. “We continue to advance toward the potential worldwide approval of ETC-1002 as a new oral, once-daily treatment option. We remain confident that patients, physicians, and payers will welcome a new, oral LDL-C lowering therapy, especially for those patients who are considered to be intolerant of statin therapy.”

Conference Call and Webcast Information

Esperion’s management will host a conference call to discuss these updates. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 50219674. A live, listen-only webcast of the conference call can be accessed on the investor relations section of the Esperion website at investor.esperion.com. A webcast replay of the call will be available approximately two hours after completion of the call and will be archived on the Company’s website for two weeks.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients with hypercholesterolemia by developing oral therapies to lower LDL-C. Esperion scientists discovered ETC-1002 and the LDL-C lowering therapy is in late-stage clinical development. Esperion plans to develop both ETC-1002 and a fixed dose combination of ETC-1002 and ezetimibe with a particular focus on patients with hypercholesterolemia who are considered intolerant of statin therapy. It is estimated that approximately 10% of patients who are prescribed statins, 3.5 million patients in the U.S., are considered statin intolerant.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is a pharmaceutical company focused on developing and commercializing a first-in-class, oral, LDL-C lowering therapy for the treatment of patients with hypercholesterolemia. ETC-1002 (bempedoic acid), the Company’s lead product candidate, is an inhibitor of ATP Citrate Lyase, a well-characterized enzyme on the cholesterol biosynthesis pathway. The active form of the drug, ETC-1002-CoA, inhibits cholesterol biosynthesis, decreases intracellular cholesterol, up-regulates LDL-receptors, and causes increased LDL-C clearance and reduced plasma levels of LDL-C. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of, and clinical development plan for, ETC-1002 and the fixed-dose combination of ETC-1002 and ezetimibe. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that FDA may require additional studies or data prior to approval that might cause approval to be delayed, that Esperion may need to change the design of its Phase 3 program, including upon feedback from regulatory authorities, that positive results from a clinical study of ETC-1002 and the fixed-dose combination of ETC-1002 and ezetimibe may not necessarily be predictive of the results of future clinical studies, particularly in different or larger patient populations, or in all statin doses, including high doses, or the risk that other unanticipated developments or data could interfere with the scope of development and commercialization of ETC-1002 and the fixed-dose combination of ETC-1002 and ezetimibe, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

# # #